EXHIBIT 17.1

Joseph Desiderio
2171 Sandstone Cliffs Drive
Henderson, NV 01021-9902
October 23, 2014

Studio One Media, Inc.
7650 E Evans Rd., Suite C
Scottsdale, AZ 85260

Dear Studio One Media, Inc.:

It is with regret that I tender my resignation from the Studio One Media, Inc.  board of directors, effective immediately.

Sincerely,

/s/ Joseph Desiderio

Joseph Desiderio